Exhibit 5.1

Akin Gump Strauss Hauer & Feld LLP

July 24, 2009

True Religion Apparel, Inc.
12401 West Olympic Boulevard

Los Angeles, CA 90064-1022

Re:  True Religion Apparel, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to True Religion Apparel, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to 1,601,360 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), authorized for issuance pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement relating to the Shares has become effective under the Act, and upon the issuance and sale in conformity with and pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the General Corporation Law of the State of Delaware.

With respect to the opinions expressed herein as to the due authorization and valid issuance of the Shares, in determining the number of shares of common stock of the Company authorized at any time we have relied, without any further inquiry, on a long-form certificate of incorporation issued by the Secretary of State of the State of Delaware that sets forth all charter documents of the Company.  With respect to the opinions expressed herein as to the Shares being validly issued, fully paid and non-assessable when the Registration Statement relating to the Shares has become effective under the Act, and upon the issuance and sale in conformity with and pursuant to the Plan, we assume that the exercise price or purchase price per share (as applicable) will be at least equal to the par value per share of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

Akin Gump Strauss Hauer & Feld LLP